Exhibit 10.2
FORD MOTOR COMPANY
EXECUTIVE SEPARATION ALLOWANCE PLAN
(Amended and Restated Effective as of March 14, 2024)

Section 1. Introduction

This Plan has been established for the purpose of providing employees on U.S. payroll of Leadership Level One or Two, hired or rehired prior to January 1, 2004, with an Executive Separation Allowance in the event of separation from employment with the Company under certain circumstances. Effective March 14, 2024 this Plan is closed to new entrants.

Section 2. Definitions

As used in the Plan, the following terms shall have the following meanings, respectively:

2.01“Affiliate” shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or legal entity specified.
2.02“BEP” shall mean the Ford Motor Company Benefit Equalization Plan, as amended.
2.03“Code” shall mean the Internal Revenue Code of 1986, as amended.
2.04“Committee” shall mean Group Vice President – Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer (or, in the event of a change in title, such officer’s functional equivalent), and such person or persons to whom the Group Vice President – Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer delegate authority to administer the Plan.
2.05“Company” shall mean Ford Motor Company and such of the subsidiaries of Ford Motor Company as, with the consent of Ford Motor Company, shall have adopted this Plan.
2.06“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Ford Motor Company.
2.07“Contributory Service” shall mean, without duplication, the Eligible Leadership Level One or Two Employee’s years and any fractional year of contributory service under the GRP at the earlier of the Eligible Leadership Level One or Two Employee’s termination of employment or the Freeze Date, not exceeding one year for any calendar year.
2.08“Credited Service” shall mean, without duplication, the the Eligible Leadership Level One or Two Employee’s years and any fractional year of credited service under the GRP or any other retirement plan to which the Company contributes at the earlier of the Eligible Leadership Level One or Two Employee’s termination of employment or the Freeze Date, not exceeding one year for any calendar year.

2.09“DB SERP” shall mean the Ford Motor Company Defined Benefit Supplemental Executive Retirement Plan, as amended.
2.10“Eligible Leadership Level One or Two Employee(s)” shall mean a Leadership Level One or Two Employee who was hired or rehired prior to January 1, 2004 and who meets the eligibility criteria set forth in Section 3, or for periods prior to January 1, 2000, shall mean an Executive Roll Employee who meets the eligibility criteria set forth in Section 3.
2.11“Eligible Surviving Spouse” shall mean an individual to whom an Eligible Leadership Level One or Two Employee legally is married under the laws of the state or foreign jurisdiction where the marriage took place prior to such Retired Executive’s benefit commencement date and for at least one year as of the date of the Retired Executive’s death.
2.12“Executive Separation Allowance(s)” shall mean benefits payable under this Plan as determined in accordance with Section 4.
2.13“Freeze Date” shall mean the later of December 31, 2019, or the end of the month during which the Eligible Leadership Level One or Two Employee reaches 35 years of Credited Service.
2.14“GRP” shall mean the Ford Motor Company General Retirement Plan, as amended.
2.15“Leadership Level One or Two Employee” shall mean an employee of the Company (but for periods prior to July 1, 1996, excluding a Company employee who is an employee of Jaguar Cars, a division of the Company) who is assigned to the Leadership Level One or Two, or its equivalent, as such term is defined in the Employee Relations Administration Manual as from time to time constituted.
2.16“Named Executive Officer(s)” shall mean any Chief Executive Officer that served during the last completed fiscal year, any Chief Financial Officer that served during the last completed fiscal year, the next three most highly compensation executive officers at the end of the last completed fiscal year, and up to two additional individuals who would have been among the most three highly compensated executive officers had they been executive officers at the end of the previous fiscal year end.
2.17“Plan” shall mean this Ford Motor Company Executive Separation Allowance Plan, as amended.
2.18“Plan Administrator” shall mean such person or persons to whom the Committee shall delegate authority to administer the Plan, who does not already assume authority as a Committee member.
2.19“Separation From Service” shall be determined to have occurred on the date on which an Eligible Leadership Level One or Two Employee incurs a “separation from service” within the meaning of Code Section 409A.
2.20“Special Executive Separation Allowance(s)” shall mean benefits payable under this Plan as determined in accordance with Section 4(C).

2.21“Specified Employee” shall mean an employee of the Company who is a "Key Employee" as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Subsection 416(i)(5). A Specified Employee shall be identified as of December 31st of each calendar year and such identification shall apply to any Specified Employee who shall incur a Separation From Service in the 12-month period commencing April 1st of the immediately succeeding calendar year. An employee who is determined to be a Specified Employee shall remain a Specified Employee throughout such 12-month period regardless of whether the employee meets the definition of "Specified Employee" on the date the employee incurs a Separation From Service. This provision is effective for Specified Employees who incur a Separation From Service on or after January 1, 2005. For purposes of determining Specified Employees, the definition of compensation under Treasury Regulation Section 1.415(c)-2(d)(3) shall be used, applied without the use of any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e) or the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(i), but applied with the use of the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(ii).
2.22“SRP” shall mean the Ford Motor Company Select Retirement Plan, as amended.
2.23“Subsidiary” shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity, a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified, or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.
Section 3. Eligibility

Each Leadership Level One or Two Employee who:

    (i)    was hired or rehired prior to January 1, 2004;

    (ii)    incurs a Separation From Service with the approval of the Company;

    (iii)    has at least five years of Company service at Leadership Level One or Two, or its equivalent;

    (iv)    has at least ten years of combined Contributory Service or service in any other retirement plan sponsored by a Subsidiary to which the Level One or Two Employee contributed or, if contributions were not permitted, participated;

    (v)    is at least 55 years of age;

    (vi)    retires from the Company prior to age 65;

(vii)    is a Leadership Level One or Two Employee as of March 14, 2024 and all times thereafter; and

    (viii)     is on U.S. payroll as of March 14, 2024.

shall receive an Executive Separation Allowance as provided herein. The Eligible Surviving Spouse of a Leadership Level One or Two Employee who (i) has not incurred a Separation From Service with the Company, (ii) meets the eligibility conditions set forth in Subsections (1) through (3) of this Section 3, and (iii) dies on or after January 1, 1981 shall be eligible to receive the Executive Separation Allowance that the Eligible Leadership Level One or Two Employee would have been eligible to receive if such employee had incurred a Separation From Service with the approval of the Company and retired on the date of such employee's death.

Except in the case of a Leadership Level One or Two Employee who has not incurred a Separation From Service with the Company, the eligibility conditions set forth in Subsections (iii) and (iv) of Section 3 may be waived (i) in the case of a Leadership Level One employee, by the Compensation Committee, and (ii) in the case of any other employee, by the President and Chief Executive Officer.

Section 4. Calculation of Amount

(a)Base Monthly Salary. For purposes of the Plan, the "Base Monthly Salary" of a Leadership Level One or Two Employee shall be the highest monthly base salary rate of such employee during the employee's 12 months of service immediately preceding the earlier of the first date after the Freeze Date or Separation From Service with the Company, prior to giving effect to any salary reduction agreement pursuant to an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (i) to which Code Section 125 or Code Section 402(e)(3), applies or (ii) which provides for the elective deferral of compensation. It shall not include supplemental compensation or any other kind of extra or additional compensation.

(b)Amount of Executive Separation Allowance. Subject to any limitation in other provisions of the Plan, the gross monthly amount of the Executive Separation Allowance of an Eligible Leadership Level One or Two Employee under Section 3 above shall be such employee's Base Monthly Salary multiplied by a percentage, not to exceed 60%, equal to the sum of (i) 15%, (ii) five tenths of one percent (.5%) for each month (or fraction thereof) that such employee's age at Separation From Service exceeds 55, not to exceed thirty percent (30%), and (iii) one percent (1%) for each year of such employee's Credited Service in excess of 15, prorated for fractions of a year.

The gross amount for any month shall be reduced by any payments paid or payable for such month to the Eligible Leadership Level One or Two Employee, the employee's Eligible Surviving Spouse, contingent annuitant, or other beneficiary, (i) under the GRP, BEP, SRP, or any other Company defined benefit retirement plan, or (ii) as a Pension Parity Benefit from the DB SERP, other than (a) Supplemental Benefit or Conditional Annuity payments paid or payable from the DB SERP, (b) under any other Company defined benefit retirement plan from which a voluntary distribution of a lump sum benefit has occurred before age 65, by the monthly annuity payment the Eligible Leadership Level One or Two Employee would have received had the lump sum distribution not occurred, or (c) under any other defined benefit retirement plan from which an involuntary distribution of a lump sum benefit on an actuarially equivalent basis occurred before age 65 and without the Eligible Leadership Level One or Two Employee's retirement.

(c)Special Executive Separation Allowances. In addition to any other Executive Separation Allowance provided under this Plan, the Company may, in its sole discretion, provide Special Executive Separation Allowances to certain Eligible Leadership Level One or Two Employees. Special Executive Separation Allowances provided to Eligible Leadership Level One or Two Employees whose compensation is subject to the executive compensation disclosure rules under the

Securities Exchange Act of 1934 shall be set forth in Appendix A. Special Equalization Benefits provided to Eligible Leadership Level One or Two Employees who are not subject to such disclosure rules shall be set forth in a separate confidential schedule to the Plan that is administered by the HR Director-Executive Personnel Office. Any Special Executive Separation Allowance provided pursuant to this Section shall be paid in accordance with the terms and conditions of this Plan, including without limitation Section 5.

Section 5. Payments

(a)Subject to the earning out provisions of Section 6, Executive Separation Allowance payments to an Eligible Leadership Level One or Two Employee, in the net amount determined in accordance with Section 4B above, shall be made monthly from the Company's general funds commencing on or as soon as reasonably practicable after the first day of the month following the date on which the Eligible Leadership Level One or Two Employee has a Separation From Service. Payments to an Eligible Leadership Level One or Two Employee shall cease at the end of the month in which such employee attains age 65 or dies, whichever occurs first. In the event of death of an Eligible Leadership Level One or Two Employee prior to such employee attaining age 65, or in the event of death on or after January 1, 1981 of a Leadership Level One or Two Employee whose Eligible Surviving Spouse meets the eligibility conditions set forth in Section 3 for payments hereunder, payments shall be made to such employee's Eligible Surviving Spouse, if any, commencing as soon as reasonably practicable following the date of the Eligible Leadership Level One or Two Employee's death, and continuing until the earlier of the death of such Eligible Surviving Spouse, or the end of the month in which the Eligible Leadership Level One or Two Employee would have attained age 65.

(b)Notwithstanding any other provision of the Plan to the contrary, but subject to the earning out provisions of Section 6, if a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee's death, payment of any Executive Separation Allowance benefit to such Specified Employee shall commence on, or as soon as reasonably practicable after, the first day of the seventh month following such Specified Employee’s Separation From Service and any Executive Separation Allowance benefits to which such Specified Employee otherwise would have been entitled during the first six months following such Specified Employee's Separation From Service shall be accumulated and paid in a lump sum payment on or as soon as reasonably practicable after the first day of the seventh month following such Separation From Service. Any payments delayed under this Section shall not bear interest.

Section 6. Earning Out Conditions

Notwithstanding anything in the Plan to the contrary, the right of any Eligible Leadership Level One or Two Employee to receive an Executive Separation Allowance hereunder for any month shall accrue, and such payment shall be payable (subject to Section 5), only if, during the entire period from the date of such Eligible Leadership Level One or Two Employee’s Separation From Service to the end of such month in which payment otherwise would be made, such Eligible Leadership Level One or Two Employee shall have earned out such payment by refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof.

In the event of an Eligible Leadership Level One or Two Employee's nonfulfillment of the condition set forth in the immediately preceding paragraph, no further payment shall be paid to such Eligible Leadership Level One or Two Employee or Eligible Surviving Spouse, as applicable; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of such Eligible Leadership Level One or Two Employee’s employment) be waived in the following manner:

(1)with respect to any such Eligible Leadership Level One or Two Employee who at any time shall have been a member of the Board of Directors, a Leadership Level One employee or a Named Executive Officer, such waiver may be granted by the Compensation Committee upon its determination that, in its sole discretion, there shall have not been, and will not be, any substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition; and

(2)with respect to any other such Eligible Leadership Level One or Two Employee, such waiver may be granted by the Committee upon its determination that, in its sole discretion, there shall not have been and will not be any such substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition.

Notwithstanding anything to the contrary herein, Executive Separation Allowance payments shall not be paid to or with respect to any person as to whom it has been determined that such person at any time (whether before or subsequent to termination of the Eligible Leadership Level One or Two’s employment) acted in a manner inimical to the best interests of the Company. Any such determination shall be made by (i) the Compensation Committee with respect to any Eligible Leadership Level One Employee who at any time, shall have been a member of the Board of Directors, a Leadership Level One employee or a Named Executive Officer, and (ii) the Committee with respect to any other Eligible Leadership Level One or Two Employee, and shall apply to any amounts payable after the date of the applicable committee's action hereunder, regardless of whether the person has commenced receiving Executive Separation Allowance. Conduct which constitutes engaging in an activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof shall be governed by the preceding paragraphs of this Section and shall not be subject to any determination under this paragraph.

Section 7. General Provisions

7.01Plan Administration and Interpretation.

(a)Notwithstanding any other provisions of the Plan to the contrary, the terms of the Plan shall determine the benefits payable to any person under the Plan, and no person shall be eligible for any benefit under the Plan that would be inconsistent with such terms.

(b)Except as otherwise provided, full authority to administer and interpret this Plan shall be vested in the Committee. The Committee is authorized, in its sole discretion, from time to time, to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such actions in connection with, the Plan as it deems necessary or advisable. Each determination, interpretation, or other action hereunder by the Committee shall be final, binding and conclusive upon all persons for all purposes under the Plan. The Committee may act, in its sole discretion, to delegate administrative and interpretative authority under this Section to the Plan Administrator.

(c)In the event that an Article, Section or paragraph of the Code, Treasury Regulations, or the GRP is renumbered, such renumbered Article, Section or paragraph shall apply to applicable references in this Plan.

7.02Local Payment Authorities. The Vice President and Treasurer and the Assistant Treasurer (or, in the event of a change in title, such officer’s functional equivalent) may act individually to delegate authority to administrative personnel for purposes of paying benefits under the Plan to any person.

7.03Deductions. The Company may deduct from any payment of Executive Separation Allowance to an Eligible Leadership Level One or Two Employee or Eligible Surviving Spouse any and all amounts owed to it by such Eligible Leadership Level One or Two Employee, Eligible Surviving Spouse or any person for any reason, and all taxes required by law or government regulation to be deducted or withheld.
7.04Tax Liabilities. The Company has no duty to design its compensation policies in a manner that minimizes an individual’s tax liabilities, including tax liabilities arising as a result of Executive Separation Allowances provided under the Plan. No claim shall be made against the Plan relating to tax liabilities arising from employment with the Company and/or any compensation or benefit arrangements sponsored or maintained by the Company, including this Plan.
7.05No Contract of Employment. The Plan is an expression of the Company's present policy with respect to Eligible Leadership Level One or Two Employees; it is not a part of any contract of employment. No Leadership Level One or Two Employee, Eligible Surviving Spouse, or any other person shall have any legal or other right to any benefit under this Plan.

7.06Executive Separation Allowances Not Funded. The Company's obligations under this Plan shall not be funded and Executive Separation Allowance benefits under this Plan shall be payable only out of the general funds of the Company.
7.07Governing Law. Except as otherwise provided under Federal law, the Plan, and all rights thereunder, shall be governed, construed and administered in accordance with the laws of the State of Michigan.
7.08Amendment or Termination. The Company shall have the right to amend, modify, discontinue or terminate this Plan, in whole or in part, at any time, without notice; provided, however, that no distribution of Executive Separation Allowances shall occur upon termination of this Plan, unless applicable requirements of Code Section 409A have been met. Notwithstanding anything to the contrary herein, benefits payable under this Plan remain subject to the claims of the Company’s general creditors at all times.
7.09Terms Not Otherwise Defined. Capitalized terms not otherwise defined in this Plan shall have the same meanings ascribed to such terms under the applicable plans.
7.10No Alienation of Benefits. An Eligible Executive may not assign or alienate any Executive Separation Allowance, and the Plan will not recognize a domestic relations order that purports to assign any Executive Separation Allowance to another person.
7.11Recovery of Overpayment. Any individual shall repay promptly any and all Executive Separation Allowances received by the individual to which the individual is not entitled. Written notice of any overpayment, the amount owed and actions that may be taken in connection with the overpayment will be sent to the individual. If an individual fails to make timely repayment, this Plan shall proceed to recover the overpaid amount. This Plan reserves the right to initiate formal recovery action through the use of a collection agency or through any applicable legal proceedings.
Section 8. Visteon Corporation.
The following shall be applicable to employees of Ford who were transferred to Visteon Corporation on April 1, 2000 ("U.S. Visteon Employees") and who ceased active participation in the Plan as of June 30, 2000 after Visteon Corporation was spun-off from Ford, June 28, 2000.
    (a)    Group I and Group II Employees.
        For purposes of this paragraph, a "Group I Employee" shall mean a U.S. Visteon Employee who as of July 1, 2000 was eligible for immediate normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000. A "Group II Employee" shall mean a U.S. Visteon Employee who (i) was not a Group I Employee; (ii) had as of July 1, 2000 a combination of age and continuous service that equals or exceeds sixty (60) points (partial months disregarded); and (iii) could become eligible for normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000 within the period after July 1, 2000 equal to the employee's Ford service as of July 1, 2000. A Group I or Group II Employee shall retain eligibility to receive an Executive Separation Allowance and shall receive such benefits as are applicable under the terms of the Plan in effect on the retirement date, based on meeting the minimum Leadership Level required for eligibility for such benefits as of July 1, 2000, service as of July 1, 2000, and the Base Monthly Salary in effect immediately preceding the earlier of the first date after the Freeze Date or the Group I or Group II Employee’s retirement date.
    (b)    Group III Employees.
    For purposes of this paragraph, a "Group III Employee" shall mean a U.S. Visteon Employee who participated in the GRP prior to July 1, 2000 other than a Group I or Group II Employee. The Plan shall have no liability for any Executive Separation Allowance payable to Group III Employees who were otherwise eligible hereunder with respect to service prior to July 1, 2000 on or after July 1, 2000.
Section 9. Code Section 409A

(a)All benefits provided under the Plan are intended to be exempt from, or in compliance with, Code Section 409A, and the regulations issued thereunder, and the Plan is to be construed accordingly. The Company reserves the right to take such action as the Company deems necessary or desirable to ensure benefits provided under the Plan are exempt from, or comply with, as applicable, Code Section 409A, and the regulations issued thereunder.

(b)In no event shall any transfer of liabilities to or from this Plan result in an impermissible acceleration or deferral of any Executive Separation Allowance under Code Section 409A. In the event such a transfer would cause an impermissible acceleration or deferral under Code Section 409A, such transfer shall not occur.

(c)In no event will application of any eligibility requirements under this Plan cause an impermissible acceleration or deferral of any Plan benefits under Code Section 409A.

(d)In the event an Eligible Leadership Level One or Two Employee who is receiving, or is entitled to receive, an Executive Separation Allowance is reemployed following a Separation From Service, distribution of any Executive Separation Allowance shall not cease or be deferred upon such Eligible Leadership Level One or Two Employee's reemployment.

(e)After receipt of any benefits under the Plan, the obligations of the Company with respect to such benefits shall be satisfied and no Eligible Leadership Level One or Two Employee, or such Eligible Leadership Level One or Two Employee’s Eligible Surviving Spouse, beneficiary, or other person shall have any further claims against the Plan or the Company with respect to Plan benefits.

    Section 10. Claim for Benefits

10.01Denial of a Claim. A claim for benefits under the Plan shall be submitted in writing to the Plan Administrator. If a claim for benefits or participation is denied in whole or in part by the Plan Administrator, the claimant will receive written notification within 90 days from the date the claim for benefits or participation is received. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the claimant. If the Plan Administrator determines that an extension of time to consider a claim and render a decision is needed, written notice of the extension shall be furnished to the claimant as soon as practical.

10.02Review of Denial of Claim. In the event that the Plan Administrator denies a claim for benefits or participation, the claimant may request a review by filing a written appeal. If the appeal is from an active Leadership Level One employee, a Named Executive Officer or any individual who, at any time, shall have been a member of the Board of Directors, the appeal will be heard by the Compensation Committee. If the appeal is from any other appellant, the appeal will be heard by the Committee. All appeals must be filed within sixty (60) days of the date of the written notification of denial. The appeal will be considered and a decision shall be rendered within 90 days from the date the appeal is received. Under special circumstances, an extension of time to consider the appeal and render a decision may be needed, in which case a decision shall be rendered as soon as practical. In the event such an extension of time is needed to consider the appeal and render a decision, written notice of such time extension shall be provided to the appellant.

10.03Decision on Appeal. The decision on review of the appeal shall be in writing. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the appellant. Decisions rendered on the appeal are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review.

10.04Limitations Period. No legal action for benefits under the Plan may be brought against the Plan until after the claim and appeal procedures have been exhausted. Legal actions under the Plan for benefits must be brought no later than two (2) years after the date of the denial of the appeal. No other action may be brought against the Plan more than six (6) months after the date of the last action that gave rise to the claim.

10.05Venue. An individual shall only bring an action in connection with the Plan in the United States District Court for the Eastern District of Michigan.

Appendix A
Special Executive Separation Allowances

Named Executive Officers

Section 1. Special Executive Separation Allowances Based on Notional Service and Salary. Special Executive Separation Allowances will be provided to each Eligible Leadership Level One or Two Employee listed in Subsection 1.D below for the period of time during which such Eligible Leadership Level One or Two Employee did not receive a cash base salary from the Company by determining the Executive Separation Allowance that otherwise would have been provided to such Eligible Leadership Level One or Two Employee for such period using notional service and salary as follows; provided that, in no event shall an Eligible Leadership Level One or Two Employee receive both an Executive Separation Allowance and a Special Executive Separation Allowance for the same period of service. For purposes of determining the benefits described in this Appendix, the Freeze Date is determined after including the notional years of service. For Separations From Service after the Freeze Date, in no event shall the Eligible Leadership Level One or Two Employee receive benefits under this Plan based on years of service earned or salary paid after the Freeze Date.

A. Contributory Service. Contributory Service, if any, for each such Eligible Leadership Level One or Two Employee for any period of time during which the Eligible Leadership Level One or Two Employee did not receive a cash base salary shall be determined by the Committee, in its sole discretion, based on the Contributory Service the Eligible Leadership Level One or Two Employee would have accrued had the Eligible Leadership Level One or Two Employee participated in the Ford Motor Company GRP on a contributory basis during such period of time.

B. Credited Service. Credited Service, if any, for each such Eligible Leadership Level One or Two Employee for any period of time during which the Eligible Leadership Level One or Two Employee did not receive a cash base salary shall be determined by the Committee, in its sole discretion, based on the Credited Service the Eligible Leadership Level One or Two Employee would have accrued had the Eligible Leadership Level One or Two Employee participated in, and accrued Credited Service under, the Ford Motor Company GRP during such period of time.

C. Base Monthly Salary. Base Monthly Salary for each such Eligible Leadership Level One or Two Employee shall be determined by the Committee, in its sole discretion, based on a notional base monthly salary for the period of time during which the Eligible Leadership Level One or Two Employee did not receive a cash base salary.

D. Affected Eligible Leadership Level One or Two Employees. The following Eligible Leadership Level One or Two Employees' Special Executive Separation Allowances shall be determined in accordance with this Section:

William Clay Ford, Jr.